Exhibit 10.3

EARN-OUT AGREEMENT

THIS EARN-OUT AGREEMENT (the “Agreement”), dated August 29, 2007 and effective upon Closing of the Purchase Agreement (“Effective Date”), is made and entered into by and among Symmetry Medical USA, Inc., a Delaware corporation (“Purchaser”), and Louis C. Wallace, individually (“Wallace”) and Charles O. Mann, Jr., individually (“Mann”) (collectively, “Seller”).

WHEREAS, Purchaser and Seller are parties to a certain Purchase Agreement dated of even date herewith (the “Purchase Agreement”) pursuant to which Purchaser is acquiring: (i) 100% of the outstanding stock of Specialty Surgical Instrumentation, Inc. a Tennessee corporation (“SSI”) which owns the Specialty Surgical Instrumentation distribution and SSI Ultra instrument businesses; and (ii) 100% of the outstanding Membership Interests of UCA, LLC (“UCA”), a Tennessee limited liability company.

WHEREAS, in conjunction with the Purchase Agreement and a related Real Estate Purchase Agreement, Purchaser will be acquiring certain real estate necessary to conduct the business of SSI and UCA (such owned properties are collectively referred to in this Agreement as the “Facilities”).

WHEREAS, Purchaser and Seller have agreed that an additional amount of consideration is payable under the Purchase Agreement if and only to the extent that certain EBITDA levels are exceded post Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:

1.                                       Definitions.

Capitalized terms used but not defined herein shall have the same meanings given them in the Purchase Agreement, as applicable.

2.                                       Earn-Out Payments. Earn-Out Payment shall be calculated for the 12-month period ending August 31, 2008 and the 12-month period ending August 31, 2009 (collectively, the “Earn-Out Periods”) in the following manner:

(a)                                  SSI:

(i)                                     Subject to the credits and adjustments set forth in Section 4, in the event that the SSI’s EBITDA for the 12 months ending August 31, 2008 exceeds $1,815,000, Purchaser shall pay to Seller an amount equal to six (6) times the excess;

Example #1: If SSI’s EBITDA is $2,000,000 for the 12-month period ending August 31, 2008, Purchaser would owe Seller $1,110,000 (6 x $185,000).

Example #2: If SSI’s EBITDA is $1,750,000  for the 12-month period ending August 31, 2008, Purchaser would owe Seller $0.

(ii)                                  Subject to the credits and adjustments set forth in Section 4, in the event that the SSI’s EBITDA for 12 month period ending August 31, 2009 exceeds the greater of (x) $1,815,000 or (y) SSI’s EBITDA for the 12-month period ending August 31, 2008; Purchaser shall pay to Seller an amount equal to six (6) times the excess.

(b)                                 UCA:

(i)                                     Subject to the credits and adjustments set forth in Section 4, Purchaser shall pay to Seller an amount equal to four (4) UCA’s EBITDA for the 12-month period ending August 31, 2008.

Example #1: If UCA’s EBITDA was $800 for the 12-month period ending August 31, 2008 Purchaser would owe Seller $3200 (4 x $800).

(ii)                                  Subject to the credits and adjustments set forth in Section 4, in the event that the UCA’s EBITDA for the 12-month period ending August 31, 2009 exceeds the greater of (x) $0 or (y) UCA’s EBITDA for the 12-month period ending August 31, 2008; Purchaser shall pay to Seller an amount equal to four (4) times the difference.

Example #1: If UCA’s EBITDA was $800 for the 12-month period ending August 31, 2008 and was $800 (or less) for the 12-month period ending August 31, 2009, Purchaser would owe Seller $0.

3.                                       Certain Procedures and Requirements.

(a)                                        Within ninety (90) days after the end of the respective Earn-Out Periods set forth in Section 2, Purchaser shall report SSI’s and UCA’s EBITDA (pursuant to generally accepted accounting principles as adjusted below) along with the corresponding projected Earn-Out Payment to Seller. The Seller shall have thirty (30) days from receipt of Purchaser’s payment calculations to dispute the calculations and such dispute must be in writing. Seller will be given reasonable access to books and records during the term of this Agreement. Parties shall attempt to resolve any disputes among themselves, but if unable to resolve, the parties will submit the calculations to a mutually agreed upon independent accounting firm of regional or national reputation whose determination shall be definitive. If the Purchaser does not receive written notice from the Seller within the thirty (30) day period, the Purchaser’s calculation of EBITDA and related Earn-Out Payments shall be deemed conclusive for all purposes.

(b)                                       Payments (if any) required by Section 2 of this Agreement shall be made within one hundred and twenty (120) days after the end of each respective Earn-Out Period. Such payments shall be made without interest.

4.                                       Credits and Adjustments.

(a)                                  Credit Adjustment to Earn-Out Payment.

(i)                                     Credit. Purchaser shall receive a credit in the aggregate amount of $400,000 toward Earn-Out Payments due and owing Seller under Section 2 (the “Earn-Out Credit”).

Example #1: If, in the first year (for the period ending August 31, 2008), Purchaser owes Seller $200,000 under Section 2(a)(i) and $200,000 under Section 2(b)(i), after credit adjustment, Purchaser would owe Seller $0. The second year there would be no credit adjustment.

Example #2: If, over a period of two years (for the periods ending August 31, 2008 and August 31, 2009), Purchaser owes Seller $100,000 under Section 2(a)(i) and $100,000 under Section 2(b)(i), $100,000 under Section 2(a)(ii) and $200,000 under Section 2(b)(ii), after credit adjustment, Purchaser would owe Seller $0 in the first year and $100,000 in the second year.

(ii)                                  Payment for Unapplied Earn-Out Credit. In the event that any or all of the Earn-Out Credit remains unapplied at the termination of this Agreement, Seller shall pay Purchaser an amount equal to the amount of any unapplied Earn-Out Credit. At the sole discretion of Purchaser, such payment may be made as a deduction from the Escrowed Funds or Purchaser may require that Sellers pay the amount directly to Purchaser.

(b)                                 Adjustments to EBITDA. EBITDA will be adjusted by Purchaser for the following items:

(i)                                     Sales of SSI/UCA products by Purchaser’s sales force to Purchaser customers would result in a 10% sales commission paid to Purchaser or will be sold to Purchaser at 90% of the external sales price;

(ii)                                  General insurance coverage; leases, audit fees will be paid to headquarters at historic rates and Corporate will absorb any favorable or unfavorable

(iii)                               Changes in accounting methods; and GAAP purchase accounting adjustments;

(iv)                              All extraordinary items outside of the ordinary course of business such as lawsuits, settlement of lawsuits and similar events; or

(v)                                 Fluctuations resulting from timing of sales cutoff.

(vi)                              All intercompany or related party transactions between SSI and UCA. All transactions between SSI or UCA and other entities owned by Seller shall be pre-approved.

(c)                                  Adjustments Based on Operational Changes. SSI or UCA will not be allocated any share of Purchaser overhead, advertising costs, taxes, securities regulatory costs, audit/accounting fees in excess of SSI’s currently budgeted amount, costs associated with Sarbanes-Oxley compliance, laboratory or research costs, executive or other personnel costs (including travel and other expenses), or any severance pay associated with any terminations (other than “for cause”). Except as set forth in Section 4(d) below, material and substantial operational changes that may result in adjustments to EBITDA must be pre-approved, in writing, by both Purchaser and Seller. Examples of such operational changes may include, but are not limited to, the following:

•                  Any structural changes implemented by Purchaser at the Facilities;

•                  Any purchases of capital equipment made by Purchaser for use at the Facilities;

•                  Any transfers of customer orders from one of Purchaser’s other locations for production at the Facilities;

•                  Any transfers of products produced at one of Purchaser’s other locations for sale by SSI or UCA;

•                  Production or sale of existing Purchaser products at the Facilities;

•                  Sales of SSI/UCA products by Purchaser’s sales force to Purchaser Customers; and/or

•                  Any increase related to the Company’s expansion into Europe or other foreign countries.

(d)                                 Adjustments Based on Voluntary Termination and “for Cause” Termination.

(i) As detailed in Section 5(a) below, in the event that both Wallace and Mann are no longer employed by Purchaser, either as a result of their voluntary termination or as a result of termination “for Cause,” as defined in Section 6(c)(i) or Section 6(c)(iv) of their respective Employment Agreements, EBITDA may be adjusted at Purchaser’s reasonable discretion for changes including, but not limited to, those set forth in Section 4(c) above. Adjustments under this Section 4(d)(i) may be made without written approval from Seller.

(ii) As detailed in Section 5(a) below, in the event that both Wallace and Mann are no longer employed by Purchaser as a result of termination “for Cause,” as defined in Sections 6(c)(v), 6(c)(vi) and 6(c)(vii) of their respective

Employment Agreements, EBITDA may be adjusted at Purchaser’s reasonable discretion for changes including, but not limited to, those set forth in Section 4(c) above. Adjustments under this Section 4(d)(ii) in the amount of $500,000 or less may be made without written approval from Seller. Adjustment greater than $500,000 must be pre-approved, in writing, by both Purchaser and Seller.

(e)                                  Right of Set-Off. Seller has undertaken certain obligations of indemnification pursuant to Article 7 of the Purchase Agreement and agrees that, in the event that Purchaser has an indemnification claim against Seller under the terms of the Purchase Agreement at the time payments are required pursuant to Section 2 of this Agreement, Purchaser may, at its election, offset by the amount of the claim, any payments due and owing Seller against the outstanding claims established pursuant to Article 7 of the Purchase Agreement.

5.                                       Termination. This Agreement shall commence on the Effective Date and shall continue until such time as both parties have satisfied their obligations hereunder. This Agreement may terminate at an earlier date upon the occurrence of one of the following:

(a)                                  Voluntary Termination and “for Cause” Termination. Except as otherwise stated in Section 5(b), if both Wallace or Mann are no longer employed by Purchaser, either as a result of their voluntary termination or as a result of termination “for Cause,” as defined in Section 6(c) of their respective Employment Agreements, this Agreement shall continue subject to the adjustments set forth in Section 4(d).

(b)                                 Terminations for Fraud or Felony. Notwithstanding Section 5(a) above, if either Wallace or Mann are terminated “for Cause” due to fraud, embezzlement, theft or comparable dishonest activity or if either Wallace or Mann is convicted, enters a plea of guilty or no contest to any crime constituting a felony, the Purchaser’s payment obligations under this Agreement shall cease, this Agreement shall terminate and Purchaser shall have no further payment obligations under this Agreement.

(c)                                  Death. If either Wallace or Mann remains living throughout the duration of this Agreement, the Agreement shall continue until such time as both Purchaser and Seller have satisfied their obligations hereunder unless earlier terminated pursuant to Section 5(b) of this Agreement.

(d)                                 Permanent Disability. If either Wallace or Mann remains without permanent disability throughout the term of this Agreement, the Agreement shall continue until such time as both Purchaser and Seller have satisfied their obligations hereunder unless earlier terminated pursuant to Section 5(b) of this Agreement.

6.                                       Dispute Resolution.

(a)                                  Negotiation.  Except with regard to disputes arising out of or relating to calculations of EBITDA and projected Earn-Out Payments, the procedures of which are set forth in Section 3 above, the parties shall attempt to resolve any dispute arising out of or relating to this Agreement (each a “Dispute”), promptly by good faith negotiation among representatives who have authority to resolve the controversy.  Any party shall give the other party written notice of any Dispute not resolved in the normal course of business.  Within fifteen (15) business days after delivery of such notice, the receiving party shall submit to the other party a written response.  The notice and the response shall include (i) a statement of the party’s concerns and perspectives on the Dispute, (ii) a summary of supporting facts and circumstances, and (iii) the identity of the representative who will represent such party.  Within thirty (30) calendar days after delivery of the original notice, the representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All negotiations pursuant to this subsection (a) and subsection (b) below are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)                                 Mediation.  If a Dispute is not resolved by discussion between the parties, either party may by notice to the other party require mediation of such Dispute, which notice shall identify the names of no fewer than three (3) potential mediators.  Each party agrees to participate in mediation of the Dispute and will in good faith attempt to agree upon a mediator.  If the parties are unable to agree upon a mediator within fifteen (15) business days after such notice, or if such Dispute shall not have been resolved by mediation within sixty (60) days after such notice, then either party may file for arbitration pursuant to subsection (c) below.  All expenses of the mediator shall be equally shared by the parties.

(c)                                  Binding Arbitration.

(i)                                     The place of arbitration shall be Fort Wayne, Indiana.

(ii)                                  The award rendered by the arbitrators shall be in writing and shall include a statement of the factual bases and the legal conclusions relied upon by the arbitrators in making such award.  The arbitrators shall decide the Dispute in compliance with the applicable substantive law and consistent with the provisions of this Agreement, including limits on damages.  The award rendered by the arbitrators shall be final and binding, and judgment upon the award may be entered by any court having jurisdiction.

(iii)                               All matters relating to the enforceability of the arbitration provisions of this Agreement and any arbitration award rendered pursuant to this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16.

(iv)                              Nothing in this Section 6 shall limit the rights of the parties to obtain provisional, ancillary or equitable relief from a court of competent jurisdiction.

(v)                                 Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, if in the opinion of the arbitrators any claim by either party hereunder or any defense or objection thereto by the other party was unreasonable and not made in good faith, the arbitrators may assess as part of the award, all or any part of the arbitration expense (including, without limitation, reasonable attorneys’ fees) of the non-offending party and of the arbitrators against the party raising such unreasonable claim, defense or objection.  Nothing herein shall prevent the parties from settling the Dispute by mutual agreement at any time.

7.                                       Miscellaneous.

(a)                                  No Third-Party Beneficiaries. Nothing implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Purchaser and Seller and their respective representatives, successors and permitted assigns.

(b)                                 Entire Agreement. This Agreement contains the entire understanding of the parties hereto as it pertains to the Earn-Out Payments and with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent between or among any of the parties hereto, including that certain letter of intent and proposed nonbinding term sheet dated May 22, 2007, and amended on July 24, 2007, between Purchaser and Seller.

(c)                                  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser, in its sole discretion, may assign its rights in and/or delegate its duties under this Agreement to an Affiliate of Purchaser. In the event of such an assignment of rights and/or delegation of duties, all references to Purchaser, as applicable to the assignment in this Agreement, shall also be deemed to be references to the Person to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder.

(d)                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)                                  Headings. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof.

(f)                                    Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given (i) by personal delivery, (ii) via e-mail or facsimile transmission (receipt confirmed, with follow up transmittal within 48 hours by (iii) or (iv) which follows), (iii) by nationally recognized overnight courier (prepaid), or (iv) by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its and its representative’s address as set forth below or at such other address or in such other manner as may be designated by such party or the respective representative in a written notice to each of the other parties:

If to Seller:                                                                                     Louis C. Wallace

c/o Specialty Surgical Instrumentation, Inc.

200 River Hills Drive

Nashville, TN  37210

E-Mail:  LouWallace@specialty-surgical.com

and

Charles O. Mann, Jr.

c/o Specialty Surgical Instrumentation, Inc.

200 River Hills Drive

Nashville, TN  37210

E-Mail: charlesmann.ssi@starband.net

With a copy to:                                     John L. Van Cleave

Watkins & McNeilly, PLLC

Suite 300, 314 Second Avenue North

Nashville, TN

E-Mail:  john@watkinsmcneilly.com

Phone:  615-255-2191

Fax No.:  615-242-0238

To Purchaser:                                              Symmetry Medical USA Inc.

220 West Market Street

Warsaw, IN 46580

E-Mail:  fred.hite@symmetrymedical.com

Fax No.:  574-267-4551

Attention:  Fred Hite, Chief Financial Officer

With a copy to:                                     Barrett & McNagny LLP

215 East Berry Street

Fort Wayne, IN 46802

E-Mail:  sjt@barrettlaw.com

Phone:  260-423-8812

Fax No.:  260-423-8920

Attention: Samuel J. Talarico, Jr.

(g)                                 Amendments and Waivers. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in writing specifically referring to this Agreement and signed by all of the parties hereto.

(h)                                 Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

(i)                                     Expenses. Each party hereto shall pay their own fees and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transaction contemplated hereby, including but not limited to fees and disbursements of their respective attorneys, accountants and investment bankers.

(j)                                     Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “including,” “include” or “includes” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Seller:	Purchaser:

Symmetry Medical USA Inc.
/s/ Louis C. Wallace	By its duly authorized officer
Louis C. Wallace

	Sign:	/s/ Fred L. Hite
/s/ Charles O. Mann, Jr.	Name:	Fred L. Hite
Charles O. Mann, Jr.	Title:	Chief Financial Officer